LINK INVESTMENT HOLDINGS S.A.

Société anonyme

11, rue Large L-1917 Luxembourg

RCS Luxembourg B 109884

The Board of Directors

Texada Ventures Inc.

Attention: John Veltheer

Re: Purchase by Link Investment Holdings S.A. (“Link”) of the Paddington Project (“Paddington”) from Barrick(PD) Australia Limited (“Barrick”).

1.

We wish to formally document and confirm the arrangements we have concluded whereby you have agreed to arrange for the provision of the sum of $2.5 Million Australian Dollars (“Deposit Contribution”) to Link to facilitate the payment of half of the $5 Million Australian Dollars Deposit to Barrick contemporaneously with Link exchanging contracts for its purchase of Paddington from Barrick. We have arranged for the balance of funds required to make up the Deposit.

2.	We confirm that the Deposit will be required to be paid to Barrick on November 9 when contracts between Link and Barrick will formally be exchanged.
3.

It has been agreed with you and we wish to record our commitment that in consideration for your providing the Deposit Contribution to Link you will be entitled to a One-Third interest pre-funding through the Private Placement in the transaction to include all rights through Link to complete the acquisition of Paddington and operate the Mine.

4.

On the advice of our professional advisors, Link has arranged for its wholly owned subsidiary company Paddington Gold Holdings Pty. Ltd. (“PGHPL”) to acquire Paddington from Barrick. It is contemplated that Texada Ventures Inc. (“Texada”) (and/or a subsidiary of Texada) will acquire all the issued and outstanding shares of PGHPL subject to the arrangements contemplated and hereinafter set out and formal contractual documentation in agreed terms being finalised by our professional advisors. We wish to make it quite clear to you that it is our intention to proceed with this transaction with you on the basis previously discussed with you and or your representatives at our various meetings or telephonically.

5.

It has been proposed that Texada acquires all the shares in PGHPL. In this regard, as a consideration for Texada acquiring all the shares in PGHPL, Texada will issue to Link (or as it shall direct) 17 Million common shares of Texada. These shares will be issued after Texada has effected a five-for-one forward split of its common shares. After returning 29,900,000 shares to treasury (at closing with Barrick), Texada would have 30,833,335 shares issued and outstanding after the forward split.

6.

It has further been agreed that following a successful acquisition of Paddington from Barrick that a Finder’s Fee will be paid to Fred Swaab and Len van der Sluijs whereby Texada will issue to each of them $2.5 Million value of common shares at a price the same as the funding price by Texada for the purpose of raising the balance of the funds for the acquisition expected to be approximately $1.00 US in the capital of Texada and pay to each of them $1.5 Million Australian Dollars in cash, to be paid from the proceeds of funds raised for the completion of the transactions contemplated by the Barrick Agreement.

7.

Upon contracts being exchanged for the acquisition of Paddington from Barrick it has been agreed that in respect of the $5,000,000 (Five Million) Australian paid to Barrick as the Deposit, that this sum shall be converted into 40 Million shares of common stock in the capital of Texada at a price of $0.125 Australian per common share.

8.	We would confirm that Link has full legal capacity and authority to enter into this agreement.
9.	This agreement shall be subject to the provisions of English Law.
10.	We would ask you to sign and return to us the enclosed copy of this Letter of Agreement to confirm your agreement to all the terms herein set out.

Signed

/s/ Michael Silver

Mr. Michael Silver

Director and Authorised Signatory for and on behalf of Link Investment Holdings S.A.

I, John Veltheer, on behalf of Texada Ventures Inc. do hereby agree and confirm our agreement to all the terms and provisions set out above and authorise the release of the Deposit Contribution forthwith.

Dated November 8, 2006

Signed /s/ John Veltheer

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